UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Amendment No.

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

HOLLYWOOD ENTERTAINMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.*

☐	Fee paid previously with preliminary materials.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

HOLLYWOOD ENTERTAINMENT BOARD OF DIRECTORS REJECTS

BLOCKBUSTER’S UNSOLICITED EXCHANGE OFFER AND REAFFIRMS

PREVIOUS RECOMMENDATION THAT SHAREHOLDERS VOTE IN FAVOR OF

MERGER TRANSACTION WITH MOVIE GALLERY

PORTLAND, Ore., February 17, 2005 — Hollywood Entertainment Corporation (Nasdaq: HLYW) announced today that its Board of Directors unanimously recommended that shareholders reject Blockbuster Inc.’s (NYSE: BBI) unsolicited offer to purchase all of the outstanding shares of Hollywood for consideration consisting of $11.50 in cash and Blockbuster class A common stock with a value of $3.00.

Hollywood reported that the Board believes the uncertainties and possible delays inherent in Blockbuster’s offer outweigh the approximately 9.4% premium being offered by Blockbuster over the consideration of $13.25 in cash per share to be paid pursuant to an agreement and plan of merger with Movie Gallery (Nasdaq: MOVI) entered into on January 9, 2005. As a result, after careful consideration, including its receipt of the unanimous recommendation of a Special Committee of independent directors, the Board unanimously recommends that Hollywood shareholders reject the offer and not tender their shares to Blockbuster.

The Board and Special Committee, in reaching these conclusions, considered, among other things, that:

•	Blockbuster’s offer raises significant antitrust issues that cause substantial uncertainty as to whether the transaction would be allowed to proceed by the Federal Trade Commission (“FTC”) at all or could be completed without significant delay;

•	Blockbuster’s offer is subject to numerous conditions which reduce the likelihood of Blockbuster completing the transaction;

•	Blockbuster’s offer does not adequately protect Hollywood’s shareholders from, or compensate shareholders for, the numerous risks and conditions to which the offer is subject; and

•	the FTC, on February 11, 2005, permitted the Movie Gallery transaction to proceed without a request for additional information pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, eliminating the antitrust regulatory hurdle to the Movie Gallery transaction.

A more complete list of the factors considered by the Board and the Special Committee is included in a Solicitation/Recommendation Statement on Schedule 14D-9 that was filed by Hollywood with the Securities and Exchange Commission and mailed to shareholders today. In considering the Blockbuster offer, the Board and the Special Committee noted that if there were any material positive developments relating to the offer subsequent to their recommendation and prior to the shareholder vote on the Movie Gallery transaction, they would reevaluate their recommendation.

Additionally, the Board reaffirmed its previous recommendation that Hollywood’s shareholders vote in favor of the merger agreement with Movie Gallery.

UBS Investment Bank and Lazard provided financial advice to the Special Committee in connection with the proposed transaction. Gibson, Dunn & Crutcher LLP provided legal advice to the Special Committee and Stoel Rives LLP provided legal advice to Hollywood in connection with these matters.

Additional Information

The proxy statement that Hollywood plans to file with the Securities and Exchange Commission and mail to its shareholders will contain information about Hollywood, Movie Gallery, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the merger. In addition to receiving the proxy statement and a white proxy card from Hollywood by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Hollywood, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Hollywood. The proxy statement will also be available from MacKenzie Partners, Inc. by calling (800) 322-2885 toll-free or by email request to: proxy@mackenziepartners.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Hollywood.

Hollywood and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Hollywood’s shareholders with respect to the proposed merger. Information regarding any interests that Hollywood’s executive officers and directors may have in the transaction with Movie Gallery will be set forth in the proxy statement.

Contacts:

Daniel Burch	(212) 929-5748
Larry Dennedy	(212) 929-5239
Bob Marese	(212) 929-5405

2